SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

                         Date of Report : March 3, 2000
                                          -------------

                        (Date of earliest event reported)

                             ADVANCED PHOTONIX, INC.
                             -----------------------
             (Exact Name of Registrant as specified in its Charter)



    Delaware                       1-11056                          33-00325826
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(State or other jurisdiction     (Commission                 (IRS Employer
    incorporation)                File Number)               Identification No.)



                 1240 Avenida Acaso, Camarillo, California 93012
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               (Address of Principal Executive Offices) (ZIP Code)




Registrant's telephone number,
including area code:                      (805) 987-0146
                                   ---------------------

Item 5.  Other Events.

(a) On March 3, 2000 Advanced Photonix, Inc. (the "Company"), announced that it was considering the acquisition, in a targeted stock transaction, of Jenner Biotherapies Inc., a privately held, development-stage, biotechnology corporation ("Jenner"). Mr. Hayden Leason is the Chairman of both the Company and Jenner and is a substantial shareholder of Jenner. Mr. Leason has provided certain information concerning Jenner to the Board of Directors of API for evaluation. Such information includes details of the development status of five compounds in the area of cancer vaccines, vaccine administration, and immune system responses to cancer cells. One of the vaccine products is in a Phase II clinical trial and a macrophage activator for immune system response has completed a Phase III clinical trial. The other products are in earlier development stages.

(b) On March 7, 2000 in connection with the review of the potential acquisition of Jenner, the Board of Directors announced the appointment of Mr. Stephen P. Soltwedel and Mr. Richard D. Kurtz to serve on API's Board of Directors.

Mr. Soltwedel is currently Vice President and Chief Financial Officer of Filtertek Inc., ("Filtertek") a wholly owned subsidiary of ESCO Electronics
(ESE), an $80 million injection molder specializing in filtration to the automotive, medical and commercial markets. He joined Filtertek in 1972 and was elected Vice President, Secretary and Treasurer of Filtertek Inc. and its sister corporation, Filtertek de Puerto Rico, Inc. in 1979. In 1992, Filtertek was sold to Schawk Inc. and subsequently sold to ESCO Electronics. Mr. Soltwedel has a BBA degree in Accounting from Madison Business College.

Mr. Kurtz is currently Vice President Sales & Marketing of Filtertek and Strategic Business Director - Medical Business Unit. He joined Filtertek in 1988 in the Sales and Marketing Group. Prior to joining Filtertek, Mr. Kurtz held sales and marketing positions with companies in the aerospace, consumer, automotive and industrial markets. Mr. Kurtz received his MBA from Eastern Michigan University and his BA in Economics from Michigan State University.

Mr. Leason, the Chairman of the Company was the founder and former principle shareholder of Filtertek, a designer and manufacturer of specialty filtration equipment. Mr. Leason sold his interest in Filtertek in 1992.

A Special Committee of the Board of Directors composed of Messrs Soltwedel and Kurtz has been formed to review and evaluate the terms of any proposal for an acquisition which API may submit to Jenner. It is anticipated that no proposed acquisition will be submitted for shareholder approval unless the Special Committee determines to recommend such proposal as being fair to the public shareholders of API.

As of the date hereof, no proposal to acquire Jenner has been made by API. While API believes it likely that it will formulate and make such a proposal based upon its review of information furnished by Jenner, there can be no assurance that API will be able to formulate an acceptable acquisition proposal or that any such proposal will be acceptable to Jenner or that a transaction will be consummated.

This Current Report includes "forward looking" statements that involve a number of risks and uncertainties, including the risks of successful drug development and commercialization; the risk of achieving an acquisition agreement and the risks and uncertainties of completing a successful business combination, including financial, accounting and management issues.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                          ADVANCED PHOTONIX, INC.

                          By:/s/ P. J. Holmes
                             -----------------
                             Patrick J. Holmes
                             Executive Vice  President & Chief Financial Officer

Dated:  March 8, 2000